EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this amendment no. 3 to the registration statement of Dental/Medical Diagnostics Systems, Inc. on Form S-3 of our report dated February 16, 1998 on our audits of the consolidated financial statements of Dental/Medical Diagnostic Systems, Inc. as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and for the ten month period ended December 31, 1996, which report is included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts."


/s/ PricewaterhouseCoopers LLP


Los Angeles, California
April 5, 1999